UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/15/2004

ABX AIR, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50368

DE	91-1091619
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of Principal Executive Offices, Including Zip Code)

(937) 382-5591
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 15, 2004, Chief Financial Officer Duane D. Kimble's employment with ABX Air, Inc. (hereinafter, "ABX Air" or "the Company") was terminated in conjunction with the expiration of his employment agreement with the Company. Mr. Kimble has been on a personal leave of absence since July 2004 upon learning that the SEC was considering bringing a civil action against him, alleging violations of federal securities laws in connection with his service for a previous employer. None of the allegations involve ABX Air.

On December 16, 2004, ABX Air appointed Quint O. Turner as its Chief Financial Officer. Mr. Turner has been serving as the Acting Chief Financial Officer since July 2004, and as the Vice President, Administration, and Principal Accounting Officer, since February 2002. He was the Corporate Director of Financial Planning and Accounting from 1997 to 2002. Prior to 1997, Mr. Turner held the positions of Manager of Planning and Director of Financial Planning. He began working for ABX Air in 1988 as a Staff Auditor.   Mr. Turner is 42 years of age.   On December 21, 2004, ABX Air issued a press release concerning the appointment of Mr. Turner to Chief Financial Officer. A copy of a press release is furnished herewith as Exhibit 99.

Mr. Turner and ABX Air are parties to a retention agreement, pursuant to which the Company is obligated to pay him a bonus at least equal to the cash amount that he would have been eligible to receive under his former change in control agreement with the Company, and the Company's former parent, Airborne, Inc., if he had experienced a termination of employment without "cause", as defined under such former change in control agreement. The cash retention bonus is to be paid in annual equal installments on August 15, over a period of three years subject to his continued employment with the Company during that period. The first of these installments was paid to Mr. Turner on or about August 15, 2004. In addition, the remaining installments will be payable in full on an accelerated basis as soon as practicable following the termination of Mr. Turner's employment during that period without "cause" or for "good reason" as defined in his retention agreement. Mr. Turner agreed to terminate his change in control agreement with ABX Air and the Company's former parent, Airborne, Inc. in consideration for the retention agreement. The Company filed the form of the retention agreement as an exhibit to the Company's Form 10-Q, dated September 30, 2003.

Mr. Turner and ABX Air are also parties to a change in control agreement that generally provides that, in the event of a change in control of the Company, he will have the right to remain employed, at not less than his rate of compensation in effect as of the date of the change in control, for at least four years thereafter.   The agreement generally provides that, if Mr. Turner is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within four years after a change in control, the Company must pay him, in addition to all accrued compensation, the equivalent of two years' salary, bonus and other benefits. The Company is required to provide the same additional compensation and benefits described above in the event Mr. Turner resigns due to the failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement. The Company filed the form of the change in control agreement as an exhibit to the Company's Form 10-Q, dated September 30, 2003.

Mr. Turner is also eligible to receive incentive compensation under the ABX Air Executive Incentive Compensation Plan. The achievement of compensation under the plan is entirely dependent upon the achievement of incremental markup under the ACMI and Hub and Line-haul Services Agreements with Airborne, Inc. The Company filed the ABX Air Executive Incentive Compensation Plan as an exhibit to the Company's Form 10-Q, dated March 31, 2004.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit

No.                Description
______                _________
99                Press Release issued by ABX Air on December 21, 2004

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

ABX AIR, INC.

Date: December 21, 2004.	By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.	ABX Air Promotes Quint Turner to Chief Financial Officer